Exhibit 10(b)

PROMISSORY NOTE

$7,500,000.00	February 27, 2006
Oakland, California

For value received, NHSA JPS LLC, a Delaware limited liability company (“Maker”) hereby promises to pay to the order of THE FIRST AMERICAN CORPORATION, a California corporation (“Payee”) at its office at 1 First American Way, Santa Ana, California 92707, or at such other location as Payee may from time to time designate, the principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND and NO/100 DOLLARS ($7,500,000.00) or so much thereof as has been advanced by Payee to Maker as Advances under the Loan established on the terms and conditions of that certain Loan Agreement between Maker, as “NHSA JPS,” and Payee, as “Lender,” dated as of even date herewith (the “Loan Agreement”) less the amount of any principal payments made thereon by or for Payee, less the amount of net losses (after taking into consideration any proceeds actually received by NHSA JPS from mortgage insurance or the net sales proceeds from any sale of the affected properties) suffered by NHSA JPS on mortgages from the Anthem Loan Pools as more fully set forth in the Loan Agreement. Initially capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Loan Agreement.

Maker promises to pay interest on the unpaid principal amount hereof from time to time outstanding on the dates and terms and at the rates specified in the Loan Agreement. On the Maturity Date of February 27, 2016 or upon acceleration of the Note in accordance with the terms hereof or of the Loan Agreement, all principal and interest remaining unpaid shall be due and payable.

This Note shall be governed by the following provisions:

1. Except as set forth in Section 2.6 of the Loan Agreement, all payments due hereunder shall be made not later than 5:00 p.m. (California time) on the due date thereof, in lawful money of the United States of America in Federal or other funds immediately available to Payee, by wire transfer or otherwise as instructed by Payee in all cases without any deduction whatsoever, including any deduction for setoff, recoupment, counterclaim or taxes. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

2. Each Advance and payment on this Note shall be reflected by notations made by Lender on its internal records (which may be kept electronically or otherwise). The aggregate unpaid amount reflected by Lender’s notations on its internal records (whether electronic or otherwise) shall be deemed rebuttably presumptive evidence of the principal amount remaining outstanding and unpaid on this Note. No failure of Lender so to record any Advance or payment shall limit or otherwise affect the obligation of Payee hereunder with respect to any Advance, and no payment of principal by Payee shall be affected by the failure of Lender so to record the same.

3. THIS NOTE IS THE “ NOTE” REFERRED TO IN, EVIDENCES THE LOAN MADE UNDER, AND IS ENTITLED TO THE BENEFITS OF, THE LOAN AGREEMENT

(DEFINED ABOVE) BETWEEN MAKER AND PAYEE, AS THE SAME MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED IN ACCORDANCE WITH THE TERMS OF THE LOAN AGREEMENT FROM TIME TO TIME, AND REFERENCE IS HEREBY MADE TO THE LOAN AGREEMENT FOR A MORE COMPLETE STATEMENT OF TERMS AND CONDITIONS UNDER WHICH THE REVOLVING LOAN EVIDENCED HEREBY IS MADE AND IS TO BE REPAID.

4. All payments under this Note shall be applied as set forth in Section 8.3 of the Loan Agreement.

5. This Note is secured under and by, among other things, the lien of the Loan Agreement and of that certain Collateral Trust Agreement dated as of even date herewith between Maker, as “NHSA JPS,” Payee, as “Lender,” and Union Bank of California, N.A., a national banking association, as “Trustee” thereunder (the “Collateral Trust Agreement”).

6. The occurrence of any of the following shall constitute an “Event of Default”:

(a) Default in any payment of interest and/or principal on this Note when due or in the performance of any other obligation of Maker hereunder pursuant to the terms hereof; or

(b) The occurrence of an Event of Default as defined in the Loan Agreement or the Collateral Trust Agreement, or any other event which, under the terms of the Loan Agreement or the Collateral Trust Agreement, gives Payee the right to declare this Note entirely due and payable.

7. Upon the occurrence of any Event of Default, then at the option of Payee, the entire unpaid balance of principal on this Note, together with all accrued interest thereon shall be immediately due and payable.

8. If this Note is not paid when due, or if an Event of Default occurs, Maker agrees to pay all costs and expenses (including reasonable attorneys’ fees) incurred by Payee as a result thereof.

9. Maker consents to any extension of time by Lender for the payment of this Note, release by Lender of all or any part of the security for the payment hereof or release by Lender of any party liable for this obligation. Any such extension or release may be made without notice to Maker and without discharging Maker’s liability. Maker and any endorsers or guarantors hereof and all others who may become liable for all or any part of this obligation, severally waive diligence, presentment, demand, protest and notice of protest, notice of dishonor and all other notices or demands of every kind, and expressly consent, without notice, to any extension of the time of payment hereof or of any installment hereof, to the release, in whole or in part, of any party liable for this obligation or any part thereof, and to the release, modification or exchange of any security, without in any way affecting or discharging Maker’s liability hereunder.

10. This Note shall be governed by and construed in accordance with the laws of the State of California.

11. Time is of the essence of each obligation of Maker hereunder.

12. No delay or omission on the part of Payee in exercising any rights hereunder or under the Loan Agreement or the Collateral Trust Agreement or any other instrument given to secure this Note shall operate as a waiver of such right or of any other right hereunder or under said instruments.

13. All agreements between Maker and Payee are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of money exceed the maximum permissible under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall be prohibited by law, the obligation to be fulfilled shall be reduced to the maximum not so prohibited, and if from any circumstance Payee should ever receive as interest an amount which would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance outstanding under this Note and not the payment of Interest. This provision shall control all other provisions in this Note and the Loan Agreement.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, Maker has caused this instrument to be executed as of the day and year first written above.

“MAKER”

NHSA JPS, LLC, a Delaware limited liability company

By:	/s/ Mary Lee Widener
Name: Mary Lee Widener
Its: Authorized Signatory

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